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                                                                   EXHIBIT 10.17

                              CONSULTING AGREEMENT
                                     BETWEEN
                                   R. D. CASH
                                       AND
                               QUESTAR CORPORATION

     This CONSULTING AGREEMENT is entered into effective as of May 1, 2002, between Questar Corporation, a corporation organized and existing under the laws of the state of Utah, with its principal place of business at 180 East 100 South, Salt Lake City, Utah 84111, herein referred to as "the Company," and R.
D. Cash of 3205 61st Street, Lubbock, Texas 79413, herein referred to as "Mr.Cash."

RECITALS

     1. Mr. Cash has retired from Questar Corporation and no longer serves as an employee of the Company, but he does continue to serve as Chairman of the Company's Board of Directors. He has substantial knowledge of certain areas of the Company's business and operations.

     2. Due to Mr. Cash's knowledge regarding Company business and operations, the Company has requested that he perform consulting and advisory services on an irregular, part-time basis. Mr. Cash desires to perform such services subject to the terms and conditions set forth below.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION I - PROPRIETARY INFORMATION

     Proprietary Information shall include, but not be limited to, information, knowledge, documents and data, subject to the exclusions of Section X, that:
(a) pertain to existing operations and future developments of any aspect of the Company's current or prospective businesses Mr. Cash is aware of from his past employment or through services rendered pursuant to this Agreement that are regarded and protected as confidential by the Company, the disclosure of which to unauthorized persons could have a detrimental consequence to the Company.

SECTION II - SERVICES

     Mr. Cash will perform consulting and advisory services for the Company as requested from time to time by Company representatives. Specifically, Mr. Cash may be requested to consult on the following subjects: investor relations activities, charitable contributions, employee benefits, strategic planning, any exploration and production projects/organization, mergers and acquisition activity, and succession planning.

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SECTION III - PLACE OF WORK

     The Company will not provide Mr. Cash with a permanent office or other place of work. However, the Company will provide best efforts work space from time to time and access to secretarial and office services for his work on Company affairs.

SECTION IV - TIME DEVOTED TO WORK

     In performing services under this Agreement, Mr. Cash shall establish his own work schedule. The Company's only interest is in the results of his performance and his advice. The Company agrees to give reasonable advance notice of meetings or other travel. Mr. Cash agrees to be generally available by telephone, electronic mail, or fax and shall give reasonable notice to the Company in the event of vacations or other events that might interfere with normal availability and communications.

SECTION V - COMPANY REPRESENTATIVE

     Keith O. Rattie is designated as the Company's representative when dealing with Mr. Cash.

SECTION VI - PAYMENT

     The Company will pay Mr. Cash a retainer of $16,666.67 per month, which is payable on or before the first day of each month. In the event this Agreement is continued after the first year on a month-to-month basis, Mr. Cash will be paid this same dollar figure per month unless renegotiated. Mr. Cash will also be reimbursed for any out-of-pocket expenses he incurs while performing services under this Agreement. Examples of such expenses are the cost of transportation, meals, and lodging if Mr. Cash is required to perform services outside the area of his domicile or if sudden transportation is needed to return to Salt Lake City. The Company will reimburse reasonable mileage expenses if Mr. Cash is requested to travel out of town to perform responsibilities pursuant to the terms of this Agreement.

SECTION VIII - STATUS

     This Agreement provides for the performance of services by Mr. Cash as an independent contractor. Mr. Cash will not be considered an employee of the Company for any purpose and shall not represent himself as an employee of the Company to third parties. He will not be eligible to participate in any pension or welfare benefit programs or incentive compensation programs that are provided for employees of the Company other than benefits available to him as a retired employee of the Company. Mr. Cash understands that he is a retired employee for purposes of exercising stock options granted by the Company. The sole benefits for which Mr. Cash shall be eligible are benefits available to retirees of Questar or available to non-employee directors of the Company.

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     As long as Mr. Cash provides services pursuant to the terms of this
Agreement, he is considered to be an "insider" under federal securities laws and shall comply with the requirements of such laws.

SECTION IX - ACKNOWLEDGMENTS

     (a) Mr. Cash shall render consulting services on behalf of the Company that are special, unique, and extraordinary; and

     (b) Mr. Cash shall treat all Proprietary Information of the Company on a confidential basis.

     (c) During this Agreement's term, Mr. Cash may have access to and become familiar with various items of the Company's Proprietary Information. Mr. Cash acknowledges that such Proprietary Information shall be owned solely by the Company.

SECTION X - LIMITATIONS ON USE OF PROPRIETARY INFORMATION

     During the term of this Agreement and for two years after it terminates, Mr. Cash shall not use the Proprietary Information for any purpose except to further the Company's business, nor divulge this information to any person other than the Company or persons to whom the Company has given its consent, except to the extent such information:

     (a) was independently obtained by Mr. Cash in a manner unrelated to his employment with the Company;

     (b) was in the public domain or enters into the public domain through no fault of Mr. Cash; or

     (c)  is compelled to be disclosed by government or legal process.

SECTION XI - INTELLECTUAL AND OTHER PROPERTY

     (a) All inventions and other developments or improvements conceived by Mr. Cash, alone or in conjunction with other persons (including notes, drawings, memoranda or other documents), during the term of his engagement that are within the scope of the Company's business operations or that relate to any of the Company's work or projects are the exclusive property of the Company, and Mr. Cash agrees to execute such conveyances or documents required to transfer patents or copyrights as may be reasonably requested by the Company.

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     (b)  Upon termination of this Agreement for any reason, Mr. Cash shall immediately return to the Company all of Company's property, if any, including cellular telephone, computer hardware, computer software, software documentation and any replications used by him in rendering services to the Company or otherwise that are in his possession of control.

SECTION XII - NON-COMPETE

     (a) The Company is entering into this Agreement with Mr. Cash to obtain financial and competitive advantage. During the term of this Agreement and for a period of two years following termination of Mr. Cash's services, Mr. Cash shall not directly or indirectly:

          (i) engage in, become employed by, or render services, advice or assistance to any person or business entity engaged in projects that do or may directly compete with any projects he has rendered advice concerning or has become aware of the Company's interest in by virtue of the services rendered pursuant to this Agreement.

          (ii) retain or use in any way any Proprietary Information or transmit or reveal any of such information to persons in competition with the Company;

          (iii) solicit any customers of the Company for or on behalf of any persons in competition with the Company; or

          (iv) influence or attempt to influence the Company employees to terminate their employment to work for any competitor of the Company.

     (b) Subject to subsection (a)(ii) above, Mr. Cash is not prohibited from soliciting or providing consulting services to any customer of the Company.

     (c) The parties have attempted to limit Mr. Cash's right to compete only to the extent necessary to protect the Company from unfair competition. Mr. Cash may request and the Company may grant, at its sole discretion, waivers to the foregoing restrictions on a case-by-case basis where the applicability of this Section XII may be in question. Recognizing that reasonable people may differ in making this determination, the parties agree that, if the scope of enforceability of this provision is disputed at any time, a court or other trier of fact may modify and enforce this provision to the extent that it believes to be reasonable under the circumstances existing at that time.

SECTION XII - ASSIGNMENT

     This Agreement is personal in nature and is non-assignable.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of May, 2002.

                                      QUESTAR CORPORATION

                                      By:  /s/K. O. Rattie
                                         ---------------------------------------
                                           Keith O. Rattie
                                           President and Chief Executive Officer

                                      By:  /s/R.D. Cash
                                         ---------------------------------------
                                           R. D. Cash
                                           Consultant

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